DENCOR ENERGY COST CONTROLS, INC.
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON JULY 22, 1999



TO THE SHAREHOLDERS OF DENCOR ENERGY COST CONTROLS, INC:


Notice is hereby given that the Annual Meeting of Shareholders of Dencor Energy Cost Controls, Inc. (the "Company") will be held at the Corporate Offices, 1450 West Evans Avenue, Denver, Colorado 80223, on July 22, 1999 at 4:00 o'clock p.m., local time, for the following purposes:

1.  To elect a Board of three Directors;

2. To consider and vote upon a proposal recommended by the Board of Directors to amend the Company's Articles of Incorporation to increase the Company's authorized Common Stock from 5,000,000 shares to 25,000,000 shares;

3. To consider a proposal to amend the Company's Articles of Incorporation to provide for authorized preferred stock consisting of 5,000,000 shares of preferred stock. The rights and preferences of the preferred stock to be authorized are to be determined by the Board of Directors.

4. To consider a proposal to amend the Company's Articles of Incorporation to limit the personal liability of directors in certain circumstances.

5. To ratify the Board of Directors' selection of Gelfond Hochstadt Pangburn & Company, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1999; and

6. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 9, 1999 shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of the shareholders entitled to vote at the Annual Meeting, showing the address of each shareholder and the number of shares registered in the name of each, as of the record date, shall be open to examination during ordinary business hours at the Company's offices, 1450 West Evans, Denver, Colorado 80223. The above list will also be available at the Annual Meeting.

I invite you to attend. In any event, you are encouraged to sign, date, and promptly return the proxy card. The giving of a proxy will not prevent voting in person if you attend the Annual Meeting.

Please read the attached Proxy Statement.

                           BY ORDER OF THE BOARD OF DIRECTORS,
                              Maynard L. Moe
                              President

Denver, Colorado
June 9, 1999

                       DENCOR ENERGY COST CONTROLS, INC.
                               1450 West Evans
                            Denver, Colorado  80223
                               (303) 922-1888

                              PROXY STATEMENT
                     SOLICITATION BY BOARD OF DIRECTORS

The enclosed proxy is solicited by the Board of Directors of Dencor Energy Cost Controls, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the Corporate Offices, 1450 West Evans Avenue, Denver, Colorado 80223, on July 22, 1999 at 4:00 o'clock p.m., local time, or any adjournment thereof (the "Annual Meeting"). The Company anticipates that the proxy statement and the accompanying form of the proxy will be first mailed or given to shareholders on June 10, 1999.

The cost of preparing, assembling and mailing the notice, proxy statement and proxy and related miscellaneous costs will be paid by the Company. The Company intends to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold such shares and to request authority for the execution of proxies. The Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in so doing.

                         REVOCABILITY OF PROXY

The proxy may be revoked by the person giving it at any time prior to the Annual Meeting by giving written notice of revocation to the Company or at any time before it has been exercised by appearing at the Annual Meeting and giving oral notice of revocation.

Unless instructed to the contrary in a proxy, the proxy will be voted for each of the persons nominated by management and named below in the election of the Company's Board of Directors, in favor of the proposal to amend the Company's Articles of Incorporation to increase the Company's authorized Common Stock from 5,000,000 shares to 25,000,000 shares, in favor of the proposal to amend the Company's Articles of Incorporation to provide for 5,000,000 shares of authorized preferred stock, in favor of the proposal to amend the Company's Articles of Incorporation to limit the personal liability of directors, and for ratification of the selection of Gelfond Hochstadt Pangburn & Company, Certified Public Accountants, to be the Company's independent auditors, and in the discretion of the proxy holder with respect to any other matters that may properly come before the Annual Meeting. The persons named in the proxy will exercise their best judgment with respect to the other matters. The Board of Directors knows of no other matters to come before the Annual Meeting at this time.

                      SHARES OUTSTANDING AND VOTING RIGHTS

Shareholders of record at the close of business on June 9, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. Holders of a majority of outstanding shares on the Record Date of the Company's common stock represented in person or by proxy constitute a quorum. The holders of these shares are entitled to one vote per share. In the election of Directors, however, cumulative voting is permitted. A shareholder is entitled to cast that number of votes equal to the number of his shares multiplied by the number of Directors to be elected. He may cast those votes for a single nominee or distribute them among the nominees as he may determine. There are no conditions precedent to the exercise of the right to cumulate votes. Discretionary authority to cumulate votes is not solicited as part of this proxy solicitation.

As of the Record Date, there were 4,803,804 shares of common stock issued, outstanding, and entitled to vote. For details concerning the shares of the Company held by the Directors, officers, and certain shareholders, see "Stock Ownership of Officers, Directors, and Principal Shareholders".


                          ANNUAL REPORT

The Company's Annual Report, including Form 10-KSB with financial statements for the year ended December 31, 1998, is being mailed with this Proxy Statement.

                         ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect a Board of Directors of three persons to serve until the next annual meeting of shareholders or until the election and qualification of their respective successors. Unless authority is withheld, proxies shall be voted for the election of the following persons as Directors, provided that if any of such nominees shall be unavailable to serve for any reason not now known to the Board of Directors, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors. It is not anticipated that any nominee will be unable or unwilling to accept nomination or election. All of the nominees have consented to serve as Directors until the next annual meeting, if elected. A majority of the votes cast at the Annual Meeting by shareholders entitled to vote thereon will be required for the election to the Board of Directors.

                             NOMINEES

MAYNARD L. MOE, AGE 64, CHAIRMAN OF THE BOARD OF DIRECTORS AND
PRESIDENT SINCE 1974

Dr. Moe, a founder of the Company, has served as Chairman of the Board of Directors and President since 1974. He has spent full-time in the management of the Company.


THEODORE A. HEDMAN, AGE 60, DIRECTOR SINCE 1988 SECRETARY SINCE 1988

Mr. Hedman has been Manager of Engineering for Dencor since 1979.


EDMUND BARBOUR, AGE 75, DIRECTOR SINCE 1997 TREASURER SINCE 1997

Since 1987 Mr. Barbour has been an economics consultant.

No Director is a director of any other public company. There are no family relationships among Directors of the Company, and no arrangements or understandings pursuant to which any of them are to be elected as Directors.

During the fiscal year ended December 31, 1998, the Company had four
(4) Directors' Meetings. Each of the directors attended all meetings. There are no audit, compensation, or nominating committees of the Board of Directors.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10 percent of the Company's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its officers, directors, and holders of more than 10 percent of the Company's common stock complied with all Section 16(a) filing requirements.

                     STOCK OWNERSHIP OF OFFICERS,
                 DIRECTORS, AND PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of the Company's Common Stock owned of record or beneficially, or both, as of June 9, 1998, by each person who owns of record, or is known by the Company to have owned, individually or with his associates or beneficially, more than five percent of such shares then outstanding, and the number of shares owned beneficially on that date by each Director and Nominee for Director, by each Executive Officer named in The Summary Compensation Table below, and by Officers and Directors of the Company as a group. Information as to the beneficial ownership is based upon statements furnished to the Company by such persons.

Title of
Class         Name & Address of        Amount and Nature of     Percent
              Beneficial Owners        Beneficial Ownership    of Class (w)

Common Stock  Maynard L. Moe (u,v)        1,203,650 (x)           25.1
              2309 South Jackson
              Denver, CO 80210

              Theodore A. Hedman (u,v)       648,300 (y)          13.5
              5445 South Camargo Road
              Littleton, CO 80123

              Edmund Barbour (u,v)           110,000               2.3
              2765 S. Golden Way
              Denver, CO 80227

              Executive Officers and       1,961,950              40.8
              Directors as a group
              (three persons)

(u) These persons currently are Directors of the Company.
(v) These persons are Executive Officers of the Company.
(w) On May 1, 1999, there were 4,803,804 shares of common stock issued and outstanding.
(x) Includes 409,650 shares owned of record by Carol M. Moe, wife of Maynard L. Moe.
(y) Includes 35,800 shares owned of record by Charlotte Hedman, wife of Theodore A. Hedman.


                   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth in summary form the compensation received during each of the Company's last three completed fiscal years by the Chief Executive Officer and President of the Company. No executive officer of the company, including the Chief Executive Officer and President, received total salary and bonus exceeding $100,000 during any of the last three fiscal years.

                             Summary Compensation Table

                      Annual Compensation     Long Term Compensation
                                                                          All
                                 Other       Restricted                  Other
Name and                         Annual      Stock               LTIP   Compen-
Principal    Fiscal Salary  Bonus Compensation   Awards Options Payouts  sation
Position      Year   ($)     ($)      ($)                   #      ($)     (4)
                     (1)     (2)      (3)          (4)     (5)     (6)     (7)
Maynard Moe   1998  $69,700  -0-      -0-          -0-     -0-     -0-     -0-
Chief Execu-
tive Officer, 1997   68,600  -0-      -0-          -0-     -0-     -0-     -0-
President and
a Director    1996   54,672  -0-      -0-          -0-     -0-     -0-     -0-

(1) The dollar value of base salary (cash and non-cash) received.

(2) The dollar value of bonus (cash and non-cash) received.

(3) During the periods covered by the Summary Compensation Table, the Company did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) During the periods covered by the Summary Compensation Table, the Company did not make any award of restricted stock.

(5) The Company has had no stock option plans.

(6) The Company has a Restricted Stock Bonus Plan, the purpose of which is to attract and retain qualified personnel for responsible positions. The Company has remaining 196,000 shares of the Company's authorized but unissued common stock as of December 31, 1998, to be awarded as stock bonuses to employees, not including Dr. Moe. Stock bonuses may be awarded, as an incentive to contribute to the success of the Company, at the discretion of a stock bonus committee, consisting of not less than two directors, from a list of recommendations submitted periodically by the President. The plan may be amended, modified, suspended or withdrawn at any time by the Board of Directors. There were no shares awarded during the periods covered by the Summary Compensation Table.

(7) No other compensation

    Employment Contracts

Compensation pursuant to plans. Dr. Moe, for the year 1999, will receive an annual salary of $69,700 payable in substantially equal monthly installments. Dr. Moe also will receive additional compensation equal to two percent of the Company's first $100,000 pre-tax net profits, plus four percent of pre-tax profits from $100,000 to $200,000 plus six percent of the pre-tax profits in excess of $200,000.

    Compensation of Directors

The Company pays its non-employee director $100 per Directors' Meeting attended. It is anticipated that no more than twelve meetings will occur each year. The Company has no other compensation arrangements with Directors.

                2.  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                         TO INCREASE AUTHORIZED COMMON STOCK

       The Board has unanimously approved and proposed for shareholder approval an amendment to the Company's Articles of Incorporation to increase the Company's authorized Common Stock from 5,000,000 to 25,000,000 shares. The Company's Articles of Incorporation currently authorize the issuance of 5,000,000 shares of Common Stock and no shares of preferred stock. As of June 9,1999 , 4,803,804 shares of the Company's Common Stock were issued and outstanding. Without amending the Articles of Incorporation, the Company would be able to issue 196,196 additional shares of Common Stock.
If the proposed change in authorized capital is approved by shareholders, the Company will have 20,196,196 shares of unissued and unreserved shares of Common Stock available for issuance in the future.

       The Board believes that the additional shares of Common Stock resulting from the amendment of the Articles of Incorporation should be available for issuance from time to time as may be required for various purposes, including the issuance of Common Stock in connection with financing or acquisition transactions and the issuance or reservation of Common Stock for employee stock options. The Company anticipates that in the future it will consider a number of possible financing and acquisition transactions that may involve the issuance of additional equity, debt or convertible securities. If the proposed increase in authorized capital is approved, the Board would be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special shareholders' meeting or of waiting for the regularly scheduled annual meeting of shareholders in order to increase the authorized capital. If in a particular instance shareholder approval were required by law or otherwise deemed advisable by the Board, then the matter would be referred to the shareholders for their approval regardless of whether a sufficient number of shares previously had been authorized. For example, the Colorado Business Corporation Act requires approval by the Company's shareholders if the number of shares of Common Stock to be issued equaled or exceeded
20 percent of the shares of Common Stock outstanding immediately prior to that issuance. The shareholders of the Company are not entitled to pre-emptive rights with respect to the issuance of any authorized but unissued shares.

       The proposed change in capital is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments or the Articles of Incorporation or the Bylaws of the Company in effect on the date of this Proxy Statement. However, shareholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the avail-ability of additional authorized and unissued shares might make it more difficult to remove current management. Although the Board currently has no intention of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of Common Stock owned by a significant shareholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Colorado law with respect to a merger or other business combination involving the Company. The Company is not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of the Company's Common Stock. The Company has no present intention to use the increased authorized Common Stock for anti-takeover purposes.

       Required Vote; Board Recommendation

       The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Articles of Incorporation. The Board of Directors unanimously recommends that the share-holders vote in favor of the proposal concerning the increase in authorized capital.


                   3.  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                         TO PROVIDE FOR AUTHORIZED PREFERRED STOCK

       The Board of Directors has unanimously approved and proposes for share-holder approval an amendment to the Company's Articles of Incorporation to authorize a new class of capital stock consisting of 5,000,000 shares of pre-ferred stock, no par value (the "Preferred Stock"), with such relative rights, preferences and designations as may be determined by the Board in its sole discretion upon the issuance of any shares of the Preferred Stock. The proposal to authorize a new class of Preferred Stock is intended to provide shares of Preferred Stock for issuance from time to time as may be required for various purposes. The shares of Preferred Stock could be issued from time to time by the Board in its sole discretion without further approval or authorization by the shareholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the Board. The relative rights and preferences that may be determined by the Board in its discretion from time to time, include but are not limited to the following:

    1. the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;
    2. whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;
    3. the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series;
    4. the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

    The existence of authorized but unissued shares of Preferred Stock could have anti-takeover effects because the Company could issue Preferred Stock with special dividend or voting rights that could discourage potential bidders.

       The authorization of the Preferred Stock will give the Company's Board of Directors the ability, without shareholder approval, to issue shares of Preferred Stock with rights and preferences determined by the Board of Directors in the future. As a result, the Company may issue shares of Preferred Stock that have dividend, voting and other rights superior to those of the Common Stock, or that convert into shares of Common Stock, without the approval of the holders of Common Stock. This could result in the dilution of the voting rights, ownership and liquidation value of current shareholders.

       Required Vote; Board Recommendation

       The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the authorization of the Preferred Stock. The Board of Directors unanimously recommends that the shareholders vote in favor of the proposal to approve the authorization of the Preferred Stock.

              4.  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                     TO LIMIT DIRECTORS' PERSONAL LIABILITY

  The Board of Directors has unanimously approved and proposes for share-holder approval an amendment to the Company's Articles of Incorporation to limit certain monetary liabilities of the directors of the Company to the Company or its shareholders. The proposed amendment would implement provisions of the Colorado Business Corporation Act permitting a Colorado corporation such as the Company to include in its Articles of Incorporation a provision limiting the personal liability of a director to the Company or its shareholders for monetary damages.

  The Colorado law concerning limitation of liability for directors also may be viewed as a response to the perceived difficulty of attracting and retaining well-qualified directors and officers of Colorado corporations in view of the increased risks of personal liability resulting from judicial decisions. During the past several years, courts have increasingly scrutinized business decisions made by the directors of corporations and have held directors personally liable to a corporation or its shareholders for damages arising from breach of their fiduciary duty as directors, including the duty of care. Liability for the breach of the duty of care may arise when directors have unintentionally failed to exercise sufficient care in reaching decisions or otherwise attending to their responsibilities as directors.

  The proposed amendment to the Articles of Incorporation is designed to avoid or reduce the undesirable consequences described above that may result from increased risk for personal financial liability to the Company's directors by limiting the liability of directors to the extent permitted by Colorado law as currently in effect or as the law may be changed in the future. The primary effect of the proposed amendment would be to eliminate the liability of the director, but not that of a director while acting in another capacity, to the Company or its shareholders for monetary damages for violations of that director's fiduciary duty of care or loyalty that arise after the amendment is adopted. There are a number of limitations on the protection afforded directors by the proposed amendment. The amendment would limit the liability of a director only to the Company and its shareholders. Directors would still remain potentially liable for damages and suits brought by third parties, including governmental and regulatory agencies, or for violations of laws, such as the federal securities laws. In addition, the amendment would not eliminate or limit liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that is illegal under Colorado law, or obtaining improper personal benefits. The availability of equitable remedies, such as injunctions or rescission, for breach of fiduciary duty would remain.


  The proposed amendment provides that no amendment, modification or repeal of the proposed amendment will adversely affect any right or protection of a director that exists at the time of the amendment, modification or repeal. This is intended to assure directors that the protection of the amendment will not be retroactively withdrawn. In addition, if the law applicable to the proposed amendment to the Articles of Incorporation is modified, then the scope of the amendment will be correspondingly modified without further action by the Company's shareholders. The Company is not aware of any proposed changes to applicable law on the limitation of directors' liability.

  The Board of Directors believes that the amendment is in the best interests of the Company and its shareholders because it will allow the Company's directors to make business decisions on the basis of the best interests of the Company and its share-holders without undue concern about personal lia-bility and will enhance the Company's ability in the future to attract and retain highly qualified directors. Directors' and officers' liability insurance coverage may become more costly and less comprehensive. The Board believes that the proposed amendment should lessen the impact of changes in the cost and scope of directors liability insurance.

  Although the limitation of monetary damages could conceivably have a negative effect on the level of diligence and care used by directors, the Board of Directors believes that the diligence and care used by the Company's directors extends primarily from their desire to act in the best interests of the Company and not from a fear of monetary damage awards. Therefore, the Board of Directors believes that the level of diligence and care exercised by directors and officers will not be lessened by adoption of the amendment. However, it should be recognized that the directors and officers could benefit from the amendment, and thus have a personal interest in having the amendment approved because it would limit certain liabilities of directors.

    The text of the proposed amendment to the Company's Articles of Incorporation is as follows:

    Proposed Article Seventh:

      "Seventh. The personal liability of each director of the Company shall be eliminated and limited to the full extent permitted by the laws of the State of Colorado, including without limitation as permitted by the provisions of Section 7-108-402 of the Colorado Business Corporation Act and any successor provision, as amended from time to time. No amendment of this Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors under this provision with respect to any act or omission that occurred prior to that amendment or repeal."

    Under the Company's current Bylaws, the Company is required to indemnify its directors to the full extent permitted by Colorado law. Colorado law permits indemnification of a director except in connection with a proceeding by or on behalf of the Company or a proceeding in which the director was found to have derived a personal benefit from the transaction. A director may be indemnified against liability in a civil (as contrasted with a criminal) action if he conducted himself in good faith and he reasonably believed that, with respect to conduct in his official capacity, his conduct was in the Company's best interests or, in other cases, his conduct was not opposed to the Company's best interests. Therefore, under the Company's current indemnification provisions, the Company could not indemnify a director for liability for breach of his duty of care in connection with an action brought by the Company or its shareholders.

    Required Vote; Board Recommendation

    The affirmative vote of a majority of the outstanding shares is required to adopt this amendment. If this amendment is not approved by the share-holders, the Board will consider other appropriate action. The Board of Directors unanimously recommends that the shareholders vote in favor of the proposal to amend the Articles of Incorporation to limit directors' liability in certain circumstances.


           5.  PROPOSAL TO RATIFY REAPPOINTMENT OF INDEPENDENT AUDITORS

The following resolution will be offered by the Board of Directors at the meeting:

        "RESOLVED, that the selection by the Board of Directors of Gelfond Hochstadt Pangburn & Company, Certified Public Accountants, to audit the accounts of the Company for the year ended December 31, 1999, is hereby ratified".

Gelfond Hochstadt Pangburn & Company will serve as the Company's independent auditors for the year ended December 31, 1999. Neither Gelfond Hochstadt Pangburn & Company, nor any member of its staff, has any financial interest in or any connection (other than as independent auditors) with the Company. The services performed by Gelfond Hochstadt Pangburn & Company during the last fiscal year were limited to the preparation of the audit and related matters. There were no non-audit services performed by the auditors during the fiscal year ended December 31, 1998.

There is no legal requirement for submitting this proposal to the shareholders; however, it is submitted by the Board of Directors in order to give the share-holders an opportunity to express their views on the Company's auditors. Whether the proposal is approved or defeated, the Board may reconsider its selection of Gelfond Hochstadt Pangburn & Company.

If the resolution is not approved by the shareholders, the Board of Directors will reconsider its selection of Gelfond Hochstadt Pangburn & Company and con-sider retaining another firm of auditors.

It is not anticipated that any representative of Gelfond Hochstadt Pangburn & Company will attend the Annual Meeting.

       Required Vote; Board Recommendation

An affirmative vote of the majority of shares represented at the meeting is necessary to ratify the selection of auditors. The Board recommends that the shareholders vote in favor of ratifying the selection of Gelfond Hochstadt Pangburn & Company as the Company's auditors for the fiscal year ending December 31, 1999 or until the Board of Directors, in its discretion, replaces them.

                     PROPOSALS OF SECURITY HOLDERS FOR
                   COMPANY'S ANNUAL MEETING JUNE 15, 2000;
                   DISCRETIONARY AUTHORITY TO VOTE PROXIES

All proposals of security holders intended to be presented at the Company's next Annual Meeting tentatively scheduled for June 15, 2000, must be received by the Company on or before January 9, 2000, unless the date of the annual meeting is subsequently changed by more than 30 days, in order to be included in the proxy statement which the Company will prepare and distribute in con-nection with that meeting.

Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the Company hereby notifies its shareholders that the proxies solicited by the Company in connection with the Company's annual meeting to be held in 2000 will confer discretionary authority to vote on matters raised by shareholders for which the Company did not have notice on or before March 15, 2000. In addition, if the Company receives notice on or before March 15, 2000 of a matter that a stockholder intends to raise at the annual meeting of shareholders to be held in 2000, the proxies solicited by the Company may exercise discretion to vote on each such matter if the Company includes in its proxy statement advice on the nature of the matter raised and how the Company intends to exercise its discretion to vote on each such matter. However, the Company may not exercise discretionary voting authority on a particular proposal if the proponent of that proposal provides the Company with a written statement, on or before March 15, 2000, that the pro-ponent intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under appli-cable law to carry the proposal (the "Required Percentage"), which would be a majority of the Company's outstanding Common Stock or a majority of the shares of Common Stock represented at the meeting, depending on the nature of the proposal, if the proponent includes the same statement in its proxy materials filed under Rule 14a-6, and if the proponent, immediately after soliciting the holders of the Required Percentage, provides the Company with a statement from any solicitor or any other person with knowledge that the necessary steps have been taken to deliver a proxy statement and form of proxy to the holders of the Required Percentage.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company's last fiscal year, there were no transactions between the Company and any Director, Executive Officer, Nominee for Director or 5 per-cent shareholder or any of their respective families, and none are currently proposed, in which the amount involved exceeded $60,000.


                              VOTING PROCEDURES

Votes at the Annual Meeting of Shareholders are counted by the Inspector of Election appointed by the Chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval of items submitted to shareholders for their consideration unless a different number of votes is required by statute or the Company's Article of Incorporation. Colorado law requires that the proposed amendments to the Articles of Incorporation be approved by the affirmative vote of a majority of all outstanding shares entitled to vote at the Annual Meeting. Abstentions by those present at the meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a shareholder returns his or her proxy card and withholds authority to vote for any or all of the nominees, the votes represented by the proxy card will be deemed to be present at the meeting for the purposes of determining the presence of a quorum but will not be counted as affirmative votes. Shares in the name of brokers that are not voted are treated as not present.

                          INCORPORATION BY REFERENCE

   The Company incorporates by reference into this proxy statement the fol-lowing information included in reports filed by the Company with the Securities And Exchange Commission:

       1. Items 6 (Management's Discussion And Analysis Of Financial Con-dition And Results Of Operations) and 7 (Financial Statements) included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998; and

       2. Items 1 (Financial Statements) and 2 (Management's Discussion And Analysis Of Financial Condition And Results Of Operations) included in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 3, 1999.


       A copy of these reports is being mailed to each shareholder with this proxy statement.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                           MAYNARD L. MOE
                                           President
Denver, Colorado
June 9, 1999